CUSIP NO. 90339M-10-4                   13G
---------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b) AND (c) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

                              (Amendment No.___)(1)


                                U.S. VISION, INC.
                                (Name of Issuer)


                          Common Stock, Par Value $0.01
                         (Title of Class of Securities)


                                   90339M-10-4
                                 (CUSIP Number)

                                   ----------


--------
         1. The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.   90339M-10-4                 13G                  Page 2 of 11 Pages
-----------------------

--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

           Grotech Partners IV, L.P.
           52-1846258

--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  [X]
                                                                       (b)  [ ]

--------------------------------------------------------------------------------
   3       SEC USE ONLY


--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

--------------------------------------------------------------------------------
    NUMBER OF SHARES         5      SOLE VOTING POWER - 0
      BENEFICIALLY          ----------------------------------------------------
         OWNED               6      SHARED VOTING POWER - 1,949,335
          BY                ----------------------------------------------------
         EACH                7      SOLE DISPOSITIVE POWER - 0
       REPORTING            ----------------------------------------------------
      PERSON WITH            8      SHARED DISPOSITIVE POWER - 1,949,335
--------------------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,949,335 shares of the Issuer's $.01 par value common stock.
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES
                                                                            [ ]
--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           25.1%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON - PN
--------------------------------------------------------------------------------

CUSIP NO.   90339M-10-4                 13G                 Page 3 of 11 Pages
-----------------------

--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

           Grotech Capital Group IV, L.L.C.
           52-2004737

--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  [X]
                                                                       (b)  [ ]

--------------------------------------------------------------------------------
   3       SEC USE ONLY


--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

--------------------------------------------------------------------------------
    NUMBER OF SHARES         5      SOLE VOTING POWER - 0
      BENEFICIALLY          ----------------------------------------------------
         OWNED               6      SHARED VOTING POWER - 1,949,335
          BY                ----------------------------------------------------
         EACH                7      SOLE DISPOSITIVE POWER - 0
       REPORTING            ----------------------------------------------------
      PERSON WITH            8      SHARED DISPOSITIVE POWER - 1,949,335
--------------------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,949,335 shares of the Issuer's $.01 par value common stock.
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES
                                                                            [ ]
--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           25.1%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON - OO
--------------------------------------------------------------------------------

CUSIP NO.   90339M-10-4                 13G                  Page 4 of 11 Pages
-----------------------

--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

           Grotech Partners III, L.P.
           52-1620950

--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  [X]
                                                                       (b)  [ ]

--------------------------------------------------------------------------------
   3       SEC USE ONLY


--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

--------------------------------------------------------------------------------
    NUMBER OF SHARES         5      SOLE VOTING POWER - 0
      BENEFICIALLY          ----------------------------------------------------
         OWNED               6      SHARED VOTING POWER - 1,949,335
          BY                ----------------------------------------------------
         EACH                7      SOLE DISPOSITIVE POWER - 0
       REPORTING            ----------------------------------------------------
      PERSON WITH            8      SHARED DISPOSITIVE POWER - 1,949,335
--------------------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,949,335 shares of the Issuer's $.01 par value common stock.
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES
                                                                            [ ]
--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           25.1%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON - PN
--------------------------------------------------------------------------------

CUSIP NO. 90339M-10-4                   13G                  Page 5 of 11 Pages
-----------------------

--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

           Grotech III Companion Fund, L.P.
           52-1642933

--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  [X]
                                                                       (b)  [ ]

--------------------------------------------------------------------------------
   3       SEC USE ONLY


--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

--------------------------------------------------------------------------------
    NUMBER OF SHARES         5      SOLE VOTING POWER - 0
      BENEFICIALLY          ----------------------------------------------------
         OWNED               6      SHARED VOTING POWER - 1,949,335
          BY                ----------------------------------------------------
         EACH                7      SOLE DISPOSITIVE POWER - 0
       REPORTING            ----------------------------------------------------
      PERSON WITH            8      SHARED DISPOSITIVE POWER - 1,949,335
--------------------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,949,335 shares of the Issuer's $.01 par value common stock.
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES
                                                                            [ ]
--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           25.1%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON - PN
--------------------------------------------------------------------------------

CUSIP NO. 90339M-10-4                   13G                  Page 6 of 11 Pages
---------------------

--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

           Grotech III Pennsylvania Fund, L.P.
           52-1690767

--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  [X]
                                                                       (b)  [ ]

--------------------------------------------------------------------------------
   3       SEC USE ONLY


--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           Pennsylvania

--------------------------------------------------------------------------------
    NUMBER OF SHARES         5      SOLE VOTING POWER - 0
      BENEFICIALLY          ----------------------------------------------------
         OWNED               6      SHARED VOTING POWER - 1,949,335
          BY                ----------------------------------------------------
         EACH                7      SOLE DISPOSITIVE POWER - 0
       REPORTING            ----------------------------------------------------
      PERSON WITH            8      SHARED DISPOSITIVE POWER - 1,949,335
--------------------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,949,335 shares of the Issuer's $.01 par value common stock.
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES
                                                                            [ ]
--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           25.1%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON - PN
--------------------------------------------------------------------------------

CUSIP NO. 90339M-10-4                   13G                 Page 7 of 11 Pages
---------------------

--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

           Grotech Capital Group, Inc.
           52-1525306

--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  [X]
                                                                       (b)  [ ]

--------------------------------------------------------------------------------
   3       SEC USE ONLY


--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

--------------------------------------------------------------------------------
    NUMBER OF SHARES         5      SOLE VOTING POWER - 0
      BENEFICIALLY          ----------------------------------------------------
         OWNED               6      SHARED VOTING POWER - 1,949,335
          BY                ----------------------------------------------------
         EACH                7      SOLE DISPOSITIVE POWER - 0
       REPORTING            ----------------------------------------------------
      PERSON WITH            8      SHARED DISPOSITIVE POWER - 1,949,335
--------------------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,949,335 shares of the Issuer's $.01 par value common stock.
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES
                                                                            [ ]
--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           25.1%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON - CO
--------------------------------------------------------------------------------

CUSIP NO. 90339M-10-4                   13G                  Page 8 of 11 Pages
---------------------


                       SECURITIES AND EXCHANGE COMMISSION
                                  SCHEDULE 13G

Item 1(a).        Name of Issuer:

                  U.S. Vision, Inc.

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  1 Harmon Drive
                  Blackwood, NJ  08012

Item 2(a).        Name of Person Filing:

                  This statement is filed on behalf of: (a) Grotech Partners IV, L.P., a Delaware limited partnership ("Grotech IV"); (b) Grotech Capital Group IV, L.L.C, a Delaware limited liability company ("GCG IV"); (c) Grotech Partners III, L.P., a Delaware limited partnership ("Grotech III"); (d) Grotech III Companion Fund, L.P., a Delaware limited partnership ("Companion"); (e) Grotech III Pennsylvania Fund, L.P., a Pennsylvania limited partnership ("Pennsylvania"); and (f) Grotech Capital Group, Inc., a Delaware corporation ("GCG"). Grotech IV, GCG IV, Grotech III, Companion, Pennsylvania and GCG are hereinafter collectively referred to as the "Reporting Persons." GCG IV is the general partner of Grotech IV. The following individuals are the managing directors of GCG IV: Frank A Adams; Dennis J. Shaughnessy; J. Roger Sullivan, Jr.; Stuart D. Frankel; Hugh A Woltzen; and Patrick J. Kerins. Messrs. Shaughnessy and Sullivan are also directors of the Issuer. GCG is the general partner of Grotech III, Companion and Pennsylvania. The managing directors of GCG are the same as those of GCG IV.

                  As of December 31, 1997, Grotech IV, Grotech III, Companion and Pennsylvania owned of record 1,583,951, 311,984, 33,914 and 19,485 shares, respectively (the "Shares"), or 20.4%, 4.0%, 0.4% and 0.3%, respectively. By virtue of the fact that the GCG IV managing directors are also the managing directors of GCG, the Reporting Persons may be deemed to share voting power and the power to direct the disposition of the Shares. The managing directors of GCG IV and GCG disclaim beneficial ownership of the Shares pursuant to Rule 13d-4.

Item 2(b).        Address of Principal Business Office or, if none, Residence:

                  The business address of each of the persons filing is:

                  9690 Deereco Road
                  Timonium, MD  21093

CUSIP NO. 90339M-10-4                   13G                  Page 9 of 11 Pages
---------------------


Item 2(c).        Citizenship:

                  Grotech Partners IV, L.P. - Delaware
                  Grotech Capital Group IV, L.L.C. - Delaware
                  Grotech Partners III, L.P. - Delaware
                  Grotech III Companion Fund, L.P. - Delaware
                  Grotech III Pennsylvania Fund, L.P. - Pennsylvania Grotech Capital Group, Inc. - Delaware

Item 2(d).        Title of Class of Securities:

                  Common Stock, $0.01 par value

Item 2(e).        CUSIP Number.

                  90339M-10-4

Item 3. If this Statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

                  Not Applicable

Item 4.  Ownership.

                  (a) Item 9 from each of pages 2 through 7 of this Schedule is incorporated by reference.
                  (b) Item 11 from each of pages 2 through 7 of this Schedule is incorporated by reference.
                  (c) Items 5-8 from each of pages 2 through 7 of this Schedule are incorporated by reference.

Item 5.  Ownership of Five Percent or Less of a Class.

                  Not Applicable

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

                  Items 2(a) and 4 on pages 8 and 9 of this Schedule are incorporated by reference.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                  Not Applicable

Item 8.  Identification and Classification of Members of the Group.

                  Items 2(a) and 4 on pages 8 and 9 of this Schedule are incorporated by reference.

CUSIP NO. 90339M-10-4                   13G                 Page 10 of 11 Pages
---------------------


Item 9.  Notice of Dissolution of Group.

                  Not Applicable

Item 10. Certification.

                  Not Applicable

CUSIP NO. 90339M-10-4                   13G                Page 11 of 11 Pages
---------------------

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.

Date: February 5, 1998                 Grotech Partners IV, L.P.
                                       By: Grotech Capital Group IV, L.L.C.,
                                           its general partner


                                           By: /s/ Dennis J. Shaughnessy
                                              ---------------------------------
                                              Dennis J. Shaughnessy,
                                              Managing Director

Date:  February 5, 1998                 Grotech Capital Group, IV, L.L.C.


                                        By: /s/ Dennis J. Shaughnessy
                                           ------------------------------------
                                           Dennis J. Shaughnessy,
                                           Managing Director

                                        Grotech Partners III, L.P.
                                        By: Grotech Capital Group, Inc.,
                                            its general partner

                                        Grotech III Companion Fund, L.P.
                                        By: Grotech Capital Group, Inc.
                                            its general partner

Date: February 5, 1998                  Grotech III Pennsylvania Fund, L.P.
                                        By: Grotech Capital Group, Inc.
                                            its general partner


                                            By: /s/ Dennis J. Shaughnessy
                                               --------------------------------
                                               Dennis J. Shaughnessy,
                                               Managing Director

Date:  February 5, 1998                 Grotech Capital Group, Inc.


                                        By: /s/ Dennis J. Shaughnessy
                                           ------------------------------------
                                           Dennis J. Shaughnessy,
                                           Managing Director